EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Provision Holding, Inc.

We hereby consent to the incorporation, by reference in this Registration Statement on Form S-8 of Provision Holding, Inc., of our report, dated November 16, 2007, with respect to the balance sheet of Provision Interactive Technologies, Inc. as of June 30, 2007 and the related statements of operations, stockholders’ deficit and cash flows for the year then ended included in Provision Holding, Inc.’s annual report on Form 10-K for the year ended June 30, 2008, filed with the Securities and Exchange Commission.

March 24, 2009

By:	/s/ Tignino & Lutz Accountancy Corporation
Tignino & Lutz Accountancy Corporation